EXHIBIT 99.1

Financial Summary For the Year 2010 2009 Net interest income $ 16,245,000 $ 16,538,000 Provision for loan losses 1,375,000 2,725,000 Non-interest income 7,207,000 7,172,000 Non-interest expense 18,258,000 18,970,000 Net income 3,098,000 1,936,000 Per Share Basic earnings $ 1.34 $ 0.84 Diluted earnings 1.34 0.84 Cash dividends declared 0.20 0.20 At Year End Assets $ 493,880,000 $ 462,409,000 Gross loans 309,524,000 333,079,000 Allowance for loan loss 5,694,000 6,075,000 Deposits 409,901,000 380,905,000 Other borrowings 10,079,000 10,832,000 Shareholders' equity 47,843,000 45,734,000 Ratios Return on average assets 0.65% 0.41% Return on average equity 6.56% 4.29% Total risk-based capital ratio 13.69% 11.91% ALLL as percentage of loans 1.84% 1.82% Southern Michigan Bancorp, Inc. is a bank holding company. The Company's wholly-owned subsidiary, Southern Michigan Bank & Trust (SMB&T) offers individuals, businesses, institutions and governmental agencies a full range of commercial banking services primarily in the southwest Michigan communities in which they are located and in areas immediately surrounding these communities.

To Our Shareholders Southern Michigan Bancorp, Inc. successfully concluded 2010 by reporting fourth quarter net income of $723,000 compared with $685,000 earned during the fourth quarter of 2009. For all of 2010, Southern reported net income of $3,098,000, or $1.34 per fully diluted share, an increase of 60 percent over prior year totals of $1,936,000 and $.84 per share. Our respectable fourth quarter and 2010 annual results were attained despite the continuation of challenging economic and business climates in our market area characterized by double-digit unemployment and diminished levels of personal and corporate borrowing. As of year end 2010, total deposits grew to $410 million, the highest year-end total in Southern's history and an increase of nearly $29 million over 2009 totals. Gross loan balances at year end 2010 totaled $310 million, a decline of $23 million from the year-end 2009 total of $333 million. Total assets as of December 31, 2010 were $493.9 million, again a record high level in Southern's history. Southern's financial performance for 2010 was driven by improvements in loan quality, our solid net interest margin and growth in noninterest income. Provision for loan losses declined to $1,375,000 for 2010 compared with $2,725,000 for 2009, a reduction of 49.5 percent. For 2010, net charge-offs were substantially reduced to $1,756,000 from the prior year total of $3,754,000. In addition, non-performing loans as of December 31, 2010 totaled $5,294,000, or 1.71 percent of total loans, which represented a sharp decline of 30 percent from year-end 2009 totals of $7,599,000. Southern's allowance for loan losses at year end 2010 totaled $5,694,000, or 1.84 percent of loans. Our net interest margin, which declined for the year to 3.95 percent compared with 4.14 percent for 2009, was affected by the overall reduction of our loan portfolio. However, the low deposit interest rate environment enabled us to maintain the margin at traditionally higher levels compared with many community bank peers. Non-interest income increased modestly to $7,207,000 for 2010 compared with the 2009 total of $7,172,000. Increases in gains from loan sales and from life insurance proceeds were able to offset declines in services charges and investment securities gains.

A significant amount of management's attention during 2010 was focused on identifying ways to reduce operating expenses. As a result, total non-interest expense for 2010 declined by $712,000 from 2009 totals. Many of the expense reductions were attained as a result of the 2009 consolidation of our two affiliate banks, the benefits from which were fully realized in 2010. Reductions in professional fees and outside expenses, ATM network costs and FDIC assessments all contributed to the success of our expense control initiatives. We continue to aggressively pursue ways to generate cost savings and gain efficiencies without sacrificing the quality of our customer service. Significant strides to reduce overall expenses continue to be made, much of which will not be fully integrated until the second half of 2011. Southern earned a return on average assets of .65 percent and a return on average equity of 6.56 percent for 2010, both of which exceeded last year's results of .41 percent and 4.29 percent, respectively. Equally important, our Tier 1 Capital Ratio of 12.44 percent and Total Risk-Based Capital ratio of 13.69 percent are well above regulatory benchmarks for being well-capitalized. Southern's strong financial performance, especially over the past three years of unprecedented stress in Michigan's economy, resulted directly from emphasizing sound credit risk management practices, controlling expenses, and most importantly, paying attention to our customers' needs. The turmoil in the banking industry makes it extremely difficult to predict future performance. However, recent passage of the Dodd-Frank Act and national health care legislation will likely impair revenue growth and increase the cost of doing business. These challenging conditions will not deter us from identifying new ways to effectively serve our clients. We are evaluating enhancements to our electronic banking services, including Internet and mobile banking, among others, to make banking with Southern easier and more convenient. This is especially vital as the costs associated with traditional branch banking, and other familiar delivery channels continue to escalate throughout the industry. Thank you for your continued support of Southern Michigan Bank and Trust. Sincerely, /s/ John H. Castle John H. Castle, Chairman and Chief Executive Officer

Investing in Relationships When Phil Kline's parents, Paul and Joyce, bought 164 acres of lakefront property in Three Rivers in 1965, the property was little more than a fishing camp-a half-dozen or so rustic cottages where families could go to relax and fish or float around the lake in a small rowboat. Phil remembers that his father's initial intention was to farm the property; but once he settled in, he started building. At first, it was Robert Hungerford, vice president / commercial lender (2nd from right), visits Kline's Resort with owners Phil (far left) and Tama (far right) Kline and Phil's parents Paul and Joyce Kline.

a few new campsites each year-then roads, a sewer system, a water system including a water tower, and other amenities that would eventually grow into what is now a premier resort in southwest Michigan. Today, Phil and his wife, Tama, oversee the sprawling resort for recreational vehicles and manufactured housing. Nestled on more than 2,500 feet of frontage on beautiful Lake Portage, Kline's is home to 245 families in the summer and more than 100 residents who maintain year-round homes. As a community that caters to individuals age 55 and older, most residents are retirees and many are "snowbirds" who leave the park for the winter. When Phil and Tama began to manage the resort in 1995, they inherited a work in progress-and continued renovating and upgrading the resort. "Dad had built in so many different stages that our challenge was to make it more homogeneous," Phil recalled. "The roads were built to different engineering standards, the water system had been cobbled together-we needed to upgrade and standardize." Improving the park has continued for the past 16 years, with the Klines coming to Southern Michigan Bank & Trust in 2005. What started as a favorable refinancing arrangement for a construction improvement loan has grown into a complete package of banking services, including commercial loans and online banking. Phil credits much of this growth to their loan officer, Bob Hungerford. Bob had a long-standing business relationship with Phil's brother and a stellar reputation in the Three Rivers Community. "Bob is almost like a member of the family," Phil notes. "The relationship with a lender is so important. He has a keen understanding of our business, and understands that because of the seasonal nature of our business we get most of our revenue in the spring and fall. Bob crafted a loan package that works well for us. He is familiar with who we are and how we do business. Without him, we would not have been ready to get started building our new club house." In October 2010, Kline began work to construct a 10,000-square-foot clubhouse that will be the cornerstone of this growing community. More than double in size from the existing club house, the new facility will feature an Internet cafe a large activity room for card players, knitters and crafters; a rec room for line dancing and exercise classes; workout facilities; a main meeting area and a fully licensed kitchen with seating to accommodate 125 people. At the same time, Phil and Tama are upgrading the water system, adding a new parking lot and making a few additional improvements to welcome their "snowbirds" back this spring. "Several of our staff members have visited the resort, including our president and CEO, and they are all amazed at the caliber of operation that Phil and Tama have built," explains Bob Hungerford, vice president and commercial lender at Southern. "The new clubhouse project they are undertaking is significant and will be a beautiful addition to the other amenities at the resort when finished. They have made a substantial investment in their business-and Southern is proud to be a part of it." Phil expects the clubhouse to be ready in early June 2011. One of the first parties booked? A welcome back pancake breakfast for all of the residents of the resort. "The personal relationship we have with Southern is important to me-When I call and say I need to draw on my line of credit, I know the person I'm talking to." -Phil Kline "The personal relationship we have with Southern is important to me," Phil says. "When I call and say I need to draw on my line of credit, I know the person I'm talking to. For a family business like ours, it gives me great confidence to know I'm not just a number in line somewhere."

The Business of Solutions Over the past five years, TJ Rampit USA has grown more than four times in size, and owner Ted Short, Jr. credits Southern Michigan Bank & Trust for playing an important role in their success. When the Coldwater Company began operations in 1992, Ted's father focused on building modular aluminum ramps for the disabled. The initial operation was modest-a few Nick Grabowski, vice president / commercial lender, meets at TJ Rampit with chief executive officer, Ted Short, Sr. and owner, Ted Short, Jr.

hundred thousand dollars in sales that first year, 3,200 square feet of manufacturing and warehousing space, and four employees.

TJ Rampit gained recognition in the industry as a provider of quality products and outstanding customer service. The company began to rapidly expand, adding a ramp rental option for large events, such as college graduations, in order to further develop its product mix. TJ Rampit later added warehouses at strategic locations across the country. In 2006, TJ Rampit expanded again to facilitate bidding on government contracts.

Ted says that the business's sales, "really started skyrocketing" at that point—and Southern was able to keep up with their financial needs. In just the last few years his customer mix has gone from mostly residential customers to about 20% residential and 80% governmental clients.

"I'm not sure that I would have been able to grow like I have without their help. Southern has never said, 'Hey, we can't do that.' The bank was willing to go out on a limb with us."

Nick Grabowski, vice president of commercial lending, says that Southern handles all of TJ Rampit's commercial banking—including financing building construction and new equipment purchases, providing working capital financing for inventory and receivables, and longer term financing for new real estate purchases.

"We appreciate the relationship that we have with Ted and his father; we helped the Shorts grow TJ Rampit by helping them to anticipate their capital needs, which were varied at times, as their company expanded and sales grew," states Grabowski. "As a commercial lender I get a lot of satisfaction from helping quality companies like TJ Rampit grow and prosper."

Ted says his company also takes advantage of online banking services through Southern. "Their Internet banking product makes it easy to keep up with the rapidly changing pace of my business. They are just so personable and we really appreciate that. They are very easy to do business with."

"Their Internet banking product makes it easy to keep up with the rapidly changing pace of my business."
—Ted Short, Jr.




Welcome To
TJ Rampit USA Inc.
The All American Ramp
337 Bidwell Road
517-278-9015


HYSTER

7

Moving Forward Together After 34 years with Fibre Converters, a company that has been closely aligned with the automotive industry, Jim Stuck, president and CEO, has been through a lot of swings in the market. Fibre Converters was established in 1949, initially manufacturing interior poster board and laminating kraft paper to create grease-proof cartons for shipping. During its early years as a Michigan-based company, it Fibre Converters team reviews plans. From left, David Posey, controller; Jim Stuck, president / chief executive officer; Mike Willis, director of quality; Steve Reed, vice president of operations; Dave Lushin, director of supply chain.

(above left) Sarah Headley, vice president / commercial lender, is given a tour of facilities by Mike Willis, Steve Reed, and Jim Stuck. (above right) Jamie Tobalske, assistant vice president / e-Services officer, aids Cathy Piper and David Posey with their Internet banking. was heavily invested in manufacturing automotive interior components turning out door panels, package trays and sun visors. As the technologies it utilized became more sophisticated, Fibre Converters began diversifying into new and different products and across different industries. Today it extrusion coats or laminates and die cuts custom laminated grades of recycled and virgin paper and paperboard. In addition to the automotive industry, Fibre Converters supplies products to the ready-to-assemble furniture, recreational vehicle, packaging, housing and defense industries. The company moved to Constantine in 1993 to facilitate further growth in sales and the installation of new larger and advanced equipment. Fibre Converters had been doing business with Southern Michigan Bank & Trust as well as a large national bank for nearly 20 years-a relationship that dramatically changed during the past year. "When the economy hit the skids in the fourth quarter of 2008, things got real interesting for a while," Jim notes, particularly when the company's longtime lead bank decided to exit the relationship. "We were 90 percent done with a major expansion project and they bolted," he recalls. "They really left us hanging. Although it didn't make it any easier, that happened to a lot of Michigan-based businesses when the large banks seemed to be exiting Michigan during the great recession. Southern was able to step in and provide the continuity of financial services that was crucial to us at that time." Southern handles Fibre Converters' equipment financing, provides working capital financing for inventory and receivables, and traditional checking and cash management services. Vice president and commercial lender Sarah Headley notes that the banks e-Services options have been very popular with the company. "Fibre Converters is a sophisticated customer with excellent financial reporting. The management group at Fibre Converters is open to new ideas and products the bank has to offer, particularly in the area of electronic banking. They believe that our products line up well with those offered by the big banks, and in some cases are even better." Jim Stuck could not agree more. "With Southern, we had a seamless transition to their electronic banking services. They have the technology available that allows us to process and deposit all of our receivables right from our office. It's a very straightforward process and virtually instantaneous-you could be in the middle of nowhere and make it work." "We love being back in the local arena for all of our banking services," Jim says. "When our lead bank decided that they were turning left and we were going right, we realized we were just a number. For us to be back with a bank that knows who we are as a business-and as individuals-is just great. Bigger is not necessarily better. Southern is large enough to meet our credit needs, and provide products and services at very competitive rates. We are extremely pleased with the way things worked out." "Southern is large enough to meet our credit needs, and provide products and services at very competitive rates."  -Jim Stuck

Executive Officers of Southern Michigan Bancorp, Inc. John H. Castle Chairman & Chief Executive Officer Kurt G. Miller President Danice L. Chartrand Senior Vice President / Chief Financial Officer Southern Michigan Bancorp, Inc. Board of Directors Marcia S. Albright Cequent Performance Products, Inc. Dean Calhoun Coldwater Veneer, Inc. John S. Carton Retired Business Executive John H. Castle Chairman & CEO of SMB, Inc. and SMB&T H. Kenneth Cole Hillsdale College Gary H. Hart Infinisource, Inc. Nolan E. (Rick) Hooker Hooker Oil / Best American Car Washes Gregory J. Hull Farmer Thomas E. Kolassa HUB International, Inc. Donald J. Labrecque Labrecque Management Brian P. McConnell Burr Oak Tool, Inc. Thomas D. Meyer Meyer Ventures, LLC Kurt G. Miller President of SMB, Inc. and SMB&T Freeman E. Riddle Spoor-Parlin, Inc. Executive officers (from left to right) John H. Castle, chairman & chief executive officer; Danice L. Chartrand, senior vice president / chief financial officer; Kurt G. Miller, president.

Executive Officers of Southern Michigan Bank & Trust John H. Castle Chairman & Chief Executive Officer Kurt G. Miller President Danice L. Chartrand Senior Vice President / Chief Financial Officer Officers of Southern Michigan Bank & Trust COMMERICAL LOANS David Clow Senior Vice President / Head of Commercial Lending Deborah Davis Vice President Nick Grabowski Vice President Sarah Headley Vice President Robert Hungerford Vice President Doug Kiessling Vice President James Sobeske Vice President Tom Swoish Vice President Joan Trenary Vice President Jason Williams Vice President Marcia McClellan Administration Officer RESIDENTIAL & CONSUMER LOANS Jamie Smoker Senior Vice President / Head of Residential & Consumer Lending Rick Feller Vice President / Lending and Sr. Collection Adminstrator Phyllis Wingate Vice President / Head of Retail Loan Operations Tina Mack Assistant Vice President / Loan Operations Jeremiah Ervans Assistant Vice President / Retail Loan Officer Tim Fox Assistant Vice President / Retail Loan Officer DeAnne Hawley Assistant Vice President / Retail Loan Officer Shari Kline Assistant Vice President / Retail Loan Officer Diane Krimmel Assistant Vice President / Retail Loan Officer Lori Lemmon Assistant Vice President / Retail Loan Officer Tammy Malatok Assistant Vice President / Retail Loan Officer Gregory Mallar Assistant Vice President / Retail Loan Officer Desiree Kauffman Retail Loan Officer Judie Ratering Retail Loan Officer Connie Swain-Caudill Assistant Vice President / Senior Collections Manager LOAN REVIEW Trisha Pawloski Assistant Vice President / Loan Review Officer TRUST DEPARTMENT Mary Guthrie Senior Vice President / Senior Trust Officer R. David Rumsey Vice President / Senior Investment Officer Jean Winans Vice President / Senior Trust Officer Susan White Vice President / Trust Officer INVESTMENTS Melissa Barlow Vice President / Senior Investment Officer RETAIL BANKING SERVICES Eric Anglin First Vice President / Retail Banking Services / Chief Deposit Officer COLDWATER MAIN & EAST CHICAGO BRANCHES Abby Austin Branch Manager BATTLE CREEK BRANCH Claudia Murch Assistant Vice President / Branch Manager MARSHALL BRANCH Annette Campau Assistant Vice President / Community Banking Officer HILLSDALE BRANCH Lori Neill Assistant Vice President / Regional Branch Manager CAMDEN BRANCH Martha Zilch Teller Supervisor* UNION CITY BRANCH Ken Brooks Vice President / Regional Branch Manager TEKONSHA BRANCH Dawn Copas Branch Manager WESTERN REGION Sally Cotton First Vice President / Regional Manager MENDON BRANCH Doreen Tobin Assistant Vice President / Regional Branch Manager CENTREVILLE BRANCH Paul Harker Branch Manager CASSOPOLIS Janet Nosich Branch Manager CONSTANTINE BRANCH Ashley Rice Branch Manager* THREE RIVERS MAIN BRANCH Sharon Bachinski Assistant Vice President / Regional Branch Manager THREE RIVERS WESTLAND BRANCH Lynette Lorenz Branch Manager ACCOUNTING Sara Herrmann Vice President / Finance INFORMATION SYSTEMS Jeff Kiersey Senior Vice President / Chief Information Officer Paul Mahle Assistant Vice President / Senior Data Processing Officer Matt Siefken Network and Systems Officer OPERATIONS Dave McKinley First Vice President / Head of Operations Jamie Tobalske Assistant Vice President / e-Services Officer Vikki Kline Project / Research Officer COMPLIANCE Christine Hagaman Vice President / Compliance Officer MARKETING Patty Parker Vice President *Non Officer Position

Shareholder Information Annual Meeting The annual meeting of Southern Michigan Bancorp, Inc. will be held on May 12, 2011 at 4:00 p.m. at the Dearth Community Center on the Branch County Fairgrounds in Coldwater, Michigan. Market Information The Trust Department of Southern Michigan Bank & Trust acts as the transfer and dividend paying agent for the Company's stock. For information concerning the Company's stock, call the Trust Department at (517) 279-5503 or (800) 379-7628. Market Makers Boenning & Scattergood Powell, Ohio (866) 326-8113 Howe Barnes Investments, Inc. Chicago, Illinois (312) 655-2954 or (800) 800-4693 Stifel, Nicolaus & Company, Inc. Grand Rapids, Michigan (800) 676-0477 Hilliard Lyons, Inc. Coldwater, Michigan (517) 278-4333 or (800) 211-5257 Robert Baird & Company Grand Rapids, Michigan (616) 459-4491 or (800) 888-6200